Exhibit 5.1

June 17, 2024

Mag Mile Capital, Inc.

1141 W. Randolph St.

Suite 200

Chicago, IL 60607

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Oklahoma counsel for Mag Mile Capital, an Oklahoma corporation (the “Company”), to provide this opinion in connection with resale Registration Statement on Form S-1 (Registration Number 333-274354) as amended (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to 10,340,000 previously issued and outstanding shares of common stock of the Company, par value $.00001 per share (the (“Common Stock”), held by current shareholders of the Company named therein (the “Selling Stockholders”). Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed thereto in the Registration Statement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are admitted to practice law in the State of Oklahoma.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the shares of Common Stock held by the Selling Stockholders have been duly authorized and issued.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

This opinion is for your benefit in connection with the authorized and issued Common Stock of the Company and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

DERRYBERRY & NAIFEH, LLP

By:	/s/ Donald B. Nevard
Donald B. Nevard